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                             FOR IMMEDIATE RELEASE

               SPATIALIGHT ANNOUNCES PRIVATE DEBENTURE FINANCING




Novato, California, December 31, 1997 - [OBB:HDTV]   SpatiaLight, Inc.
announced today that it had closed the private placement of $450,000 principal amount of convertible debentures to purchasers outside the United States. The debentures have a two year term, carry a 3% interest rate and are convertible into the company's common stock at 120% of the five day average closing bid price for the stock at the issuance date or, if lower, 75% of the five day average closing bid price of the stock at the time the debt is converted. Net of fees and expenses, the company received $387,000 from this placement. In addition to a cash placement fee, the placement agent received 5 year warrants to purchase 45,000 shares of company common stock at the closing bid price on December 24. The company anticipates that it may from time to time issue additional debentures on similar terms based on its working capital needs in the next several quarters.

The debentures offered have not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States or to a U.S. Person absent registration or an applicable exemption from the registration requirements.

SpatiaLight, Inc. is designing and developing high resolution, miniature reflective liquid crystal display devices intended for use in large screen computer displays, home theatre systems and other display applications. SpatiaLight is quoted on the OTC/BB under the market symbol HDTV.







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CONTACT:                 WILLIAM E. HOLLIS, CEO
                         SPATIALIGHT, INC.
                         (415) 883-3693 OR
                          SANDRA HARRISON,  SHAREHOLDER RELATIONS
                         (415) 884-6180
                         INTERNEThttp://www.spatialight.com/
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